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                                                             EXHIBIT 5.1 AND 8.1

                      OPINION OF THELEN REID & PRIEST LLP

                                                              New York, New York
                                                           July 2, 1998

American Eco Corporation
11011 Jones Road
Houston, Texas 77070

Ladies and Gentlemen:

     We have acted as counsel for American Eco Corporation, an Ontario, Canada corporation (the "Company"), and the Guarantors (defined below), in connection with the proposed issuance by the Company of up to $120 million in aggregate principal amount of its 9 5/8% Series B Senior Notes due 2008 (the "Series B Notes"), in exchange for an equivalent amount of its outstanding 9 5/8% Series A Senior Notes due 2008 (the "Series A Notes"). The terms of the offer to exchange the Series B Notes for the Series A Notes (the "Exchange Offer") are described in a Registration Statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Series B Notes under the Securities Act of 1933, as amended (the "1933 Act"). The Series A Notes have been, and the Series B Notes will be,
(a) guaranteed (the "Subsidiary Guarantees") by certain subsidiaries of the Company (the "Guarantors"), and (b) issued pursuant to an Indenture, dated as of May 21, 1998 (the "Indenture"), among the Company, the Guarantors and State Street Bank and Trust Company, as Trustee.

     In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as certified or photostatic copies. We have also assumed the truth, accuracy and completeness of all representations, warranties and certifications made by the Company and the Guarantors.

     With respect to the opinion expressed below as to the due authorization by the Company of the Series B Notes, we have relied solely upon the opinion of even date hereof of Cassels Brock & Blackwell, Ontario counsel to the Company, which is being filed as an exhibit to the Registration Statement.

     With respect to the opinion expressed below as to the due authorization by the Guarantors (other than the Guarantors incorporated in the State of Delaware) of the Subsidiary Guarantees, we have assumed for purposes of rendering such opinion that the laws of their respective jurisdictions of incorporation or organization are identical in all respects to the laws of the State of New York.

     Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Series B Notes and the Subsidiary Guarantees have been duly authorized for issuance and, when the Registration Statement has become effective under the 1933 Act, and the Series B Notes and the Subsidiary Guarantees have been duly executed, issued and authenticated in accordance with the Indenture and issued and sold in exchange for the Series A Notes as contemplated by the Registration Statement and in accordance with the Exchange Offer, (a) the Series B Notes will constitute valid and legally binding obligations of the Company, and (b) each Subsidiary Guaranty will constitute a valid and legally binding obligation of its respective Guarantor, in each case, subject to (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

     We are further of the opinion that the statements contained in the prospectus constituting a part of the Registration Statement under the caption "CERTAIN TAX CONSEQUENCES -- United States Taxa-
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tion," as qualified therein, constitute an accurate description, in general terms, of the indicated United States tax consequences of the purchase, ownership and disposition of the Series B Notes.

     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                            Very truly yours,

                                            THELEN REID & PRIEST LLP